Exhibit 10.26

March 16, 2001

Mr. Duane C. Radtke

13506 Wintercreek Court

Houston, Texas 77077-1500

Dear Duane:

I am delighted to offer you the position of President and Chief Executive Officer of Dominion Exploration & Production effective April 9, 2001, contingent upon the successful completion of a background check and drug screen.

I have attached a Summary of Compensation and Benefits (Attachment A) which describes the terms our offer of employment including an annual base salary of $380,000; a target award of 75% of your base salary under the 2000 Annual Incentive Plan; and a grant of restricted stock and stock options upon your employment.

In addition to the standard supplemental retirement benefits provided to all executives, you will be provided with 20 years of credited service at age 62. We will ensure that your combined retirement income under the Company’s qualified retirement plan and Retirement Benefit Restoration Plan is, at a minimum, equal to the actuarial equivalent of the age 55, joint & survivor, lifetime benefit of $100,000 per year.

We look forward to having you join the Dominion team. I would appreciate it if you would sign this letter indicating your acceptance of its terms and the terms described on Attachment A. Please return it to Anne Grier in the enclosed envelope.

Sincerely,

/s/ Thos. E. Capps

Thos. E. Capps

Accepted:          /s/ Duane C. Radtke                                 Date:         3/18/01

                    Duane C. Radtke

Attachment A

Duane C. Radtke

Summary of Compensation and Benefits

Effective April 9, 2001

Position: President and CEO-Dominion Exploration & Production

Salary Level: B (Reports to Chairman and CEO-Dominion Resources)

Compensation:

	Current	Proposed

Base Salary	$300,000	$380,000
Annual Target	$251,250	$285,000 (75%)
Total Cash Comp	$551,250	$665,000

Stock Options:	87,500 stock options granted on date of hire. Strike Price = Fair Market Value on date of hire. 2/3 vest immediately; 1/3 vest January 1, 2002.

An additional award of 175,000 stock options granted on date of hire. These options are “borrowed” from the anticipated 2002 grant which will be reduced by this number (but not below zero). Strike Price = FMV on date of hire.
Vesting: 1/3 on 1-1-03; 1/3 on 1-1-04 and 1/3 on 1-1-05.

Restricted Stock:	9,167 shares granted on date of hire. Cliff vesting on January 26, 2004.

Supplemental Executive Benefits

■	Twenty (20) years of credited years of service at age 62. Guaranteed minimum retirement benefit equal to the actuarial equivalent of the age 55, joint & survivor, benefit of $100,000 per year for life. This benefit will be provided under the Retirement Benefit Restoration Plan.

■	Executive Supplemental Retirement Plan: Provides for 25% x final compensation (base + target bonus) payable for 10 years. Participants must have completed 60 months of service and be at least age 55 to receive benefits under the Plan.

■	Retirement Benefit Restoration Plan: Designed to make up for benefit reductions under the qualified pension plan that result from Internal Revenue Code limits.

■	Deferred Compensation Plan: Allows for the deferral of cash compensation or stock option gains. Election to participate for the year 2001 must be made within 30 days of employment.

■	Employment Continuity Agreement: Provides for 3 years employment protection in the event of a Change in Control. Includes 280G protection.

■	Supplemental Retiree Life Insurance: Whole life insurance policy purchased for executive at retirement = 75% x base salary at retirement minus $50,000. Premium payments made by Company are taxable income to the executive.

Executive Perquisites

■	Company car: Company leases automobile for three years on behalf of executive. Monthly guideline amount = $900. Any lease amount in excess of the guideline is paid by the executive. Personal use of automobile is taxable income to the executive.

■	Financial Planning: $8,500 per year provided to reimburse executive for financial planning, tax preparation, and estate planning services. Reimbursements are taxable income to the executive.

■	Annual Physical Exam: Up to a maximum of $1,000 reimbursed by the Company. Not considered taxable income.

■	Business-Related and Country Club Memberships: Reimbursement of initiation fees and monthly dues for business-related clubs. Personal use is taxable income to the executive.

■	Home Security System paid by Company.

■	Corporate aircraft reservations.

Other

■	Stock Ownership Guidelines: 35,000 shares of Dominion common stock outside of compensation programs and benefit plans. Executive Stock Loan Program may be provided to assist executive in the acquisition of shares.

■	Vacation: 4 weeks per year.

■	As long as New Orleans remains the headquarters for Dominion E&P, an apartment will be provided at no expense. Imputed income related to the apartment and any commuting expenses will be grossed-up for taxes.